Exhibit 10.2

FIRST AMENDMENT TO CREDIT AGREEMENT
($400,000,000 SECURED LETTER OF CREDIT FACILITY)

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “First Amendment”), is dated as of February 25, 2010, and entered into by and among ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD, an exempted company incorporated in Bermuda (“Holdings”), ALLIED WORLD ASSURANCE COMPANY, LTD, an exempted company incorporated in Bermuda (“Allied World,” and together with Holdings, the “Credit Parties”), the Lenders party hereto, and WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), as Administrative Agent, L/C Agent and Fronting Bank for the Lenders.

RECITALS

A. The Credit Parties, the several lenders from time to time parties thereto (the “Lenders”), the Administrative Agent and Bank of America, N.A., as Syndication Agent, are party to the Credit Agreement dated as of November 27, 2007 (as amended, supplemented, restated and modified from time to time, the “Secured Credit Agreement”). Capitalized terms used herein without definition shall have the meanings given to them in the Secured Credit Agreement.

B. The Credit Parties have requested certain amendments to the Secured Credit Agreement and the Administrative Agent and the Required Lenders have agreed to make such amendments on the terms and conditions set forth herein.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT

1.1 Amendments to Section 1.1 (Defined Terms).

(a) The following definitions are hereby added to Section 1.1 of the Secured Credit Agreement in appropriate alphabetical order:

“Designated Lender” means any Lender that is either a Defaulting Lender or a Downgraded Lender.

“Downgraded Lender” means any Lender that has a non-credit enhanced senior unsecured debt rating below A- or A3 from S&P or Moody’s, respectively.

“First Amendment” shall mean the First Amendment to Credit Agreement, dated as of February 25, 2010, among the Credit Parties, the Lenders party thereto, and the Administrative Agent.

“First Amendment Effective Date” shall mean the date upon which the conditions to the effectiveness of the First Amendment set forth in Article II thereof are satisfied or waived in accordance with their terms.

“LIBOR Rate” means, with respect to each Reimbursement Obligation for a particular Letter of Credit, an interest rate per annum obtained by dividing (i) (y) the rate of interest (rounded upward, if necessary, to the nearest 1/16 of one percentage point) appearing on Reuters Screen LIBOR01 (or any successor page) or (z) if no such rate is available, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates (rounded upward, if necessary, to the nearest 1/16 of one percentage point) at which Dollar deposits in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market for a period of one month, by (ii) (A) if there is any Lender which at the time of determination is subject to the Reserve Requirement, an amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) or (B) if there is no such Lender at the time of determination, 1.00. If Reuters no longer reports the LIBOR Rate, the Administrative Agent may select a reasonable replacement index or replacement page, as the case may be, reasonably acceptable to Holdings for determination of the rate under clause (i) above.

“Net Termination Obligations” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreement have been closed out and termination obligations(s) determined in accordance therewith, such termination obligation(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements, reputable pricing agent or custodian bank (which may include a Lender or any Affiliate of a Lender).

“Reserve Requirement” means, with respect to any date of determination, the reserve percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including basic, supplemental, marginal and emergency reserves) applicable to the Administrative Agent under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

(b) The following definitions in Section 1.1 of the Secured Credit Agreement are hereby amended and restated in their entirety as follows:

“Base Rate” means the highest of (i) the per annum interest rate publicly announced from time to time by Wachovia in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its lowest or best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, (ii) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate and (iii) the LIBOR Rate for an interest period of one month plus 1.00%.

“Defaulting Lender” means any Lender that (i) has refused to fund, or otherwise defaulted in the funding of, its Ratable Share of (A) any drawing made on any Syndicated Letter of Credit or (B) any participation interest in any Participated Letter of Credit in accordance with the terms hereof, (ii) has notified the Credit Parties, the Administrative Agent, an Issuing Bank or any Fronting Bank in writing that it does not intend to comply with any or all of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with any or all of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (iii) has failed, within three Business Days after receipt of a written request from the Administrative Agent to confirm that it will comply with the terms of this Agreement relating to its obligation to fund prospective drawings on or participations in Letters of Credit, (iv) has failed to pay to the Administrative Agent, any Fronting Bank or any Lender when due an amount owed by such Lender pursuant to the terms of this Agreement, unless such amount is subject to a good faith dispute, or (v) (a) has been deemed, become or is insolvent or is the Subsidiary of a Person that has been deemed, become or is insolvent or (b) has become the subject of a proceeding under the Bankruptcy Code or under any other applicable Debtor Relief Laws, or has had a receiver, conservator, trustee, custodian or similar official appointed for it or any substantial part of its property, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or is a Subsidiary of a Person that has become the subject of a proceeding under the Bankruptcy Code or under any other applicable Debtor Relief Laws, or has had a receiver, conservator, trustee, custodian or similar official appointed for it or any substantial part of its property, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Hedge Agreement” means any interest rate, credit default or foreign currency rate swap, future, cap, collar, hedge, forward rate or other similar agreement or arrangement (including any option to enter into any of the foregoing) designed to protect against fluctuations in interest rates, credit spreads or currency exchange rates.

(c) Clause (x) in the definition of “Indebtedness” is hereby amended and restated in its entirety as follows:

“(x) the Net Termination Obligations of such Person under any Hedge Agreements,”

1.2 Amendments to Section 2.4 (Conditions Precedent to the Issuance of Letters of Credit). Section 2.4(ix) is hereby amended and restated in its entirety as follows:

“(ix) with respect to the issuance of a Participated Letter of Credit or the fronting for a Non-NAIC Lender in respect of a Syndicated Letter of Credit pursuant to Section 2.1(h), a default of any Lender’s obligations to fund under Section 2.2(e) exists or any Lender is at such time a Designated Lender, unless the applicable Fronting Bank has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the applicable Fronting Bank’s risk with respect to such Lender.”

1.3 Amendments to Section 7.1 (Fundamental Changes). Section 7.1 is hereby amended and restated in its entirety as follows:

“Section 7.1 Fundamental Changes. Except as permitted under Section 7.4, such Credit Party will not, and will not permit or cause any of its Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, (i) that any such Credit Party or any Subsidiary may merge into or consolidate with any other Person so long as (y) the surviving corporation is a Credit Party or a Wholly Owned Subsidiary of any Credit Party (and in any event, if any Credit Party is a party to such merger or consolidation, the surviving corporation shall be a Credit Party, it being understood and agreed that in the case of a merger or consolidation between a Subsidiary of Holdings with Holdings, the survivor corporation of such merger or consolidation shall be Holdings), and (z) immediately after giving effect thereto, no Default or Event of Default would occur or exist and (ii) any Subsidiary may liquidate, wind up or dissolve if (x) such Subsidiary owns no more than a nominal amount of assets, has no more than a nominal amount of liabilities and does not actively conduct, transact or otherwise engage in any business or operations and (y) such liquidation, winding up or dissolution is not materially disadvantageous to the Lenders.”

1.4 Amendment to Section 7.2 (Indebtedness). Clause (viii) of Section 7.2 of the Secured Credit Agreement is hereby amended and restated in its entirety as follows:

“(viii) obligations (contingent or otherwise) existing or arising under any Hedge Agreement entered into by such Person in the ordinary course of business for the purpose of protecting against fluctuations in interest rates, credit spreads or currency exchange rates and not for purposes of speculation or taking a ‘market view’;”

1.5 Amendments to Section 7.3 (Liens). Section 7.3 of the Secured Credit Agreement is hereby amended by deleting the word “and” at the conclusion of clause (v) and substituting therefor a comma, renumbering the existing clause (vi) as clause (vii), and adding a new clause (vi) to read as follows:

“(vi) Liens on cash or other investment assets not at any time exceeding $265,000,000 securing Indebtedness permitted under Section 7.2(viii); and”

1.6 Amendments to Section 8.1 (Events of Default). Section 8.1(f) of the Secured Credit Agreement is hereby amended by deleting the words “net termination obligation” in clause (z) therein and substituting therefor the words “Net Termination Obligation”.

ARTICLE II
CONDITIONS OF EFFECTIVENESS

This First Amendment shall become effective as of the date (the “First Amendment Effective Date”) when, and only when, each of the following conditions precedent shall have been satisfied:

(a)	The Administrative Agent shall have received, dated as of the First Amendment Effective Date, an executed counterpart hereof from each of the Credit Parties and the Required Lenders;

(b)	On the First Amendment Effective Date, the representations and warranties set forth in Article III hereof shall be true and correct; and

(c)	The Credit Parties shall have paid all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this First Amendment (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto).

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each Credit Party hereby represents and warrants, on and as of the First Amendment Effective Date, that (i) the representations and warranties contained in the Secured Credit Agreement and the other Credit Documents qualified as to materiality are true and correct and those not so qualified are true and correct in all material respects, both immediately before and after giving effect to this First Amendment (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct (if qualified as to materiality) or true and correct in all material respects (if not so qualified), in each case only on and as of such specific date), (ii) this First Amendment has been duly authorized, executed and delivered by such Credit Party and constitutes the legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms and (iii) no Default or Event of Default shall have occurred and be continuing on the First Amendment Effective Date, both immediately before and after giving effect to the First Amendment.

ARTICLE IV
ACKNOWLEDGEMENT AND CONFIRMATION

Each party to this First Amendment hereby confirms and agrees that, after giving effect to this First Amendment, and except as expressly amended hereby, the Secured Credit Agreement and the other Credit Documents to which it is a party remain in full force and effect and enforceable against such party in accordance with their respective terms and shall not be discharged, diminished, limited or otherwise affected in any respect. Each Credit Party represents and warrants to the Lenders that as of the First Amendment Effective Date it has no knowledge of any claims, counterclaims, offsets, or defenses to or with respect to its obligations under the Credit Documents, or if such Credit Party has any such claims, counterclaims, offsets, or defenses to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished, and released in consideration of the execution of this First Amendment. This acknowledgement and confirmation by each Credit Party is made and delivered to induce the Administrative Agent and the Lenders to enter into this First Amendment, and each Credit Party acknowledges that the Administrative Agent and the Lenders would not enter into this First Amendment in the absence of the acknowledgement and confirmation contained herein.

ARTICLE V
MISCELLANEOUS

5.1 Governing Law. This First Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

5.2 Credit Document. As used in the Secured Credit Agreement, “hereinafter,” “hereto,” “hereof,” and words of similar import shall, unless the context otherwise requires, mean the Secured Credit Agreement after amendment by this First Amendment. Any reference to the Secured Credit Agreement or any of the other Credit Documents herein or in any such documents shall refer to the Secured Credit Agreement and Credit Documents as amended hereby. This First Amendment is limited to the matters expressly set forth herein, and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Secured Credit Agreement except as expressly set forth herein. This First Amendment shall constitute a Credit Document under the terms of the Secured Credit Agreement.

5.3 Expenses. The Credit Parties shall (i) pay all reasonable fees and expenses of counsel to the Administrative Agent, and (ii) reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses, in each case, in connection with the preparation, negotiation, execution and delivery of this First Amendment and the other Credit Documents delivered in connection herewith.

5.4 Severability. To the extent any provision of this First Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this First Amendment in any jurisdiction.

5.5 Successors and Assigns. This First Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

5.6 Construction. The headings of the various sections and subsections of this First Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

5.7 Counterparts; Integration. This First Amendment may be executed and delivered via facsimile or electronic mail with the same force and effect as if an original were executed and may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument. This First Amendment constitutes the entire contract among the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their duly authorized officers as of the date first above written.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

By: Name: Title:	/s/ Joan H. Dillard Joan H. Dillard E.V.P. and Chief Financial Officer

By: Name: Title:	/s/ Marchelle D. Lewis Marchelle Lewis V.P. and Treasurer

ALLIED WORLD ASSURANCE COMPANY, LTD

By: Name: Title:	/s/ Joan H. Dillard Joan H. Dillard E.V.P. and Chief Financial Officer

By: Name: Title:	/s/ Marchelle D. Lewis Marchelle Lewis V.P. and Treasurer

LENDERS: WACHOVIA BANK, NATIONAL

ASSOCIATION, as the Administrative Agent, the L/C Agent, a Fronting Bank and as a Lender

By: /s/ William R. Goley
Name: Willian R. Goley
Title: Director

Wachovia Bank , National Association

JPMORGAN CHASE BANK, N.A.

By: /s/ Melvin D. Jackson
Name: Melvin D. Jackson
Title: V.P.

SUNTRUST BANK

By: /s/ William Christensen
Name: William Christensen
Title: Director

Credit Agricole Corporate & Investment Bank

By: /s/ Charlie Kornberger
Name: Charlie Kornberger
Title: Managing Director

By: /s/ Gina Harth-Cryde
Name: Gina Harth-Cryde
Title: Managing Director

ING BANK N.V., LONDON BRANCH

By: /s/ N J Marchant
Name: N J Marchant
Title: Director

By: /s/ M E R Sherman
Name: M E R Sherman
Title: Managing Director

Bank of America, N.A.

By: /s/ Brady Fife
Name: Brady Fife
Title: Director

BARCLAYS BANK PLC

By: /s/ Nicholas A. Bell
Name: Nicholas A. Bell
Title: Director

Lloyds TSB Bank plc

By: /s/ Morgan Beanland
Name: Morgan Beanland
Title: SVP FI B033

By: /s/ Shane Klein
Name: Shane Klein
Title: SVP FI K042

The Governor and Company of the Bank of Ireland, as Lender

By: /s/ K Rockett /s/ A Donovan
Name: K Rockett            A Donovan
Title: Senior Manager Manager

The Bank of N.T. Butterfield & Son Limited

By: /s/ Alan Day
Name: Alan Day
Title: Vice President

By: /s/ Curtis Ballantyne
Name: Curtis Ballantyne
Title: Senior Vice President